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                                                                   EXHIBIT 23.02

                        CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Martin Marietta Materials, Inc. on Form S-4 of our report dated June 6, 1997, with respect to the consolidated financial statements of American Aggregates Corporation and Subsidiary for the years ended March 31, 1997 and 1996, included in the Current Report on Form 8-K/A dated August 4, 1997, and incorporated by reference in the Annual Report on Form 10-K of Martin Marietta Materials, Inc. for the year ended December 31,1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Dayton, Ohio
February 3, 1999